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Exhibit 99.1

Contact:
Kathleen O'Donnell
Investor Relations
NitroMed, Inc.
781-685-9792

For Immediate Release

NITROMED, INC. REPORTS FINANCIAL RESULTS
FOR FIRST QUARTER 2004

Bedford, MA (May 11, 2004)—NitroMed, Inc. (Nasdaq: NTMD), an emerging pharmaceutical company developing nitric oxide-enhancing medicines, today reported financial results for the first quarter ended March 31, 2004. The Company also reported on recent corporate achievements and reconfirmed its business outlook for 2004.

Total revenue for the three months ended March 31, 2004 was $2.3 million compared to $1.7 million for the three months ended March 31, 2003. The $0.6 million, or 35% increase in revenue in the 2004 period is attributable to research and development fees received from Merck, a collaborative partner.

Research and development expense for the three months ended March 31, 2004 was $5.6 million compared to $4.4 million for the three months ended March 31, 2003. The $1.2 million, or 27% increase in research and development expense was primarily due to additional costs of $985,000 associated with the BiDil® clinical trial, which included an increase in the number of clinical sites and the enrollment of additional patients in the trial.

General and administrative expense for the three months ended March 31, 2004 was $1.5 million compared to $566,000 for the three months ended March 31, 2003. The $969,000, or 172% increase was attributable to increased costs associated with operating as a public company and preparation for the possible launch of BiDil.

The Company's net loss attributable to common shareholders for the quarter ended March 31, 2004 was $4.6 million or $0.18 per basic and diluted share compared to a loss of $3.9 million or $3.92 per basic and diluted share for the same period in 2003.

At March 31, 2004 the Company had cash, cash equivalents and marketable securities of $90 million.

Commenting on the Company's recent achievements, Michael D. Loberg, Ph.D., President and Chief Executive Officer, said, "We are encouraged with the progress we are making with BiDil. A-HeFT, our confirmatory phase III clinical trial is close to 90% enrolled and is on track to conclude randomization in September of this year. Additionally, the Company is gearing up to launch BiDil in 2006, pending FDA approval, and a search has been initiated for a senior marketing and sales executive to lead this effort. We believe both our Merck and Boston Scientific partnerships remain strong. With Merck we are continuing to develop our nitric oxide based COX-2 inhibitor, which moved into the clinic in a phase I trial late last year. Our work with Boston Scientific to develop a nitric oxide enhanced paclitaxel coated stent continues in preclinical development."

Dr. Loberg also reaffirmed the Company's projected business outlook and financial guidance for 2004 that includes:

  •
  Completing patient recruitment in the BiDil® clinical trial in Q3 of 2004. The Company believes that if it successfully completes enrollment in September, data from the study are expected to be available by mid-2005. The Company continues to prepare for an expected launch of BiDil®, assuming FDA approval, in 2006.

  •
  The Company expects to end 2004 with:

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  Total R&D Revenue of $8–10 million

  •
  Total Operating Expenses of $28–33 million

  •
  Cash & Marketable Securities of $66–76 million

About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company that discovers, develops and seeks to commercialize proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide. The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both novel drugs, as well as safer, more effective versions of existing drugs. Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. BiDil®, the Company's lead product in development, is an orally administered nitric oxide-enhancing medicine being investigated for the treatment of heart failure in African Americans. A late-stage confirmatory trial targeted to enroll 1,100 patients is underway in more than 160 sites throughout the United States. The Association of Black Cardiologists is a joint sponsor of the study. Collaborative partnerships are a key element of the Company's business strategy. NitroMed has agreements with Merck to jointly develop nitric oxide-based COX-2 inhibitors and with Boston Scientific to jointly develop nitric oxide coated cardiovascular stents.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements regarding the Company's timeline for completing clinical trials and seeking to obtain regulatory approval for BiDil®, the Company's financial guidance for 2004 as well as statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties or delays relating to obtaining required regulatory approvals to develop, market and sell BiDil® and the Company's other products under development; the Company's ability to successfully complete clinical trials of BiDil® and its other products under development; the Company's dependence on corporate collaborators to develop, manufacture, market and sell products based upon its technologies; the Company's failure to obtain or maintain intellectual property protection and required licenses for its technologies and products under development; the Company's ability to obtain the substantial additional funding required to conduct research and development, manufacturing, marketing and sales of its products under development; and other factors discussed in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other filings that it periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

—Financial Information Follows—

NitroMed, Inc.—First Quarter 2004 Results

NitroMed, Inc.
SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS
As of March 31, 2004 and December 31, 2003

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Cash and marketable securities	$89,958	$97,088
Other assets	2,464	2,082

Total assets	$92,422	$99,170

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$9,665	$10,446
Long term portion of deferred revenue	5,194	6,925
Long-term liabilities	—	—
Stockholders' equity	77,563	81,799

Total liabilities and stockholders' equity	$92,422	$99,170

CONDENSED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2004 and 2003

	Three Months Ended March 31,
	2004	2003
	(Unaudited)	(Unaudited)
Revenues:
Research and development	$2,331	$1,694
Expenses:
Research and development	5,628	4,434
General and administrative	1,536	566

Total expenses	7,164	5,000

Loss from operations	(4,833)	(3,306)

Other income, net	277	119

Net loss	(4,556)	(3,187)

Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(674)

Net loss attributable to common stockholders	$(4,556)	$(3,861)

Net loss per common share, basic and diluted	$(0.18)	$(3.92)

Average common shares outstanding, basic and diluted	25,601	985

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NITROMED, INC. REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2004